RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement (the “Agreement”) is entered into as of March 31, 2006 and is by and between Amerimine Resources, Inc., a Florida corporation (“Amerimine”) and   Daniel Enright (“Enright”).

R E C I T A L S

WHEREAS, Amerimine is selling a control block of its common stock and the purchaser is requiring that Enright execute this Agreement in connection with its purchase; and

WHEREAS, Enright has performed services as officer and director for Amerimine; and

WHEREAS, the parties wish to provide for the mutually satisfactory resolution of all claims against Amerimine.

In consideration of the foregoing recitals, the parties agree as follows:

1.

Incorporation of Recital Paragraph.  The recitals are incorporated herein by this reference.

2.

Consideration and Mutual Release.  For consideration in hand received,  Enright, on behalf of itself, its partners, successors, assigns, agents, representatives, employees, affiliates, and all persons acting by, through, under or in consort with it, if any, hereby releases and discharges the other party and its owners, stockholders, partners, predecessors, successors, assigns, agents, directors, officers, representatives, employees, affiliates, attorneys, subsidiaries and all persons acting by, through, under or in consort with it, if any, from any and all rights, causes of action, demands, damages, costs, loss of services, expenses and compensation whatsoever, claims, duties, obligations and actions which each party and its above-mentioned agents, successors, representatives and assigns now have, or as may hereinafter arise against Amerimine and its above-mentioned employees, agents, successors and assigns, including without limitation any claims for costs advanced or related to Enright’s compensation for services.

3.

Miscellaneous.

5.1

This Agreement is freely and voluntarily executed by each party after having been apprised of all relevant information and all data.  Each party, in executing this Agreement, has not relied on any inducements, promises, or representations made by any other party hereto, or their employees or agents, and the execution of this Agreement does not represent an admission of liability on the part of any party hereto.

5.2

In the event that legal proceedings are commenced to enforce or interpret any of the terms or conditions of this Agreement, or for breach of any such terms and conditions, the losing party in such proceeding shall pay to the prevailing party such reasonable sums for attorneys' fees and costs incurred as may be fixed by the court or jury in addition to any other relief to which it may be entitled.

5.3

This Agreement is to be governed by, and construed in accordance with, the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMERIMINE RESOURCES, INC.

/s/ Daniel Enright

/s/ Daniel Enright

Daniel Enright

Daniel Enright

President